Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-264769

Prospectus Supplement No. 20

(to Prospectus dated May 13, 2022)

Up to 12,380,260 Shares

CBL & ASSOCIATES PROPERTIES, INC.

Common Stock

This prospectus supplement (“Prospectus Supplement No. 20”) is being filed to update and supplement the information contained in the prospectus dated May 13, 2022 (as supplemented to date, the “Prospectus”) related to the resale or other disposition by the selling stockholders (the “Selling Stockholders”) identified in the Prospectus of up to an aggregate of 12,380,260 shares of common stock, par value $0.001 per share, of CBL & Associates Properties, Inc. (“CBL,” the “Company,” ”we,” “our” or “us”), with the information contained in Item 5.02 of our Current Report on Form 8-K dated May 9, 2023, filed with the Securities and Exchange Commission (“SEC”) on May 11, 2023 (the “May 11, 2023 Form 8-K”). Accordingly, we have attached the May 11, 2023 Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “CBL.” On May 10, 2023, the last sale price of our common stock, as reported on the NYSE was $22.75 per share.

We are not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. We have agreed to bear all fees and expenses (excluding any underwriting discounts or commissions or transfer taxes, if any, of any Selling Stockholder) incident to the registration of the securities covered by the Prospectus.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and in any applicable prospectus supplement for a discussion of the risks that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 11, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 09, 2023

CBL & ASSOCIATES PROPERTIES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee		37421-6000
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 423 855-0001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value, with associated Stock Purchase Rights	CBL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Pursuant to the approval of the Company’s Board of Directors and effective May 9, 2023, CBL & Associates Properties, Inc. (the “Company”) promoted Katie A. Reinsmidt to the position of Executive Vice President – Chief Operating Officer. She also will continue to serve in her current capacity as Chairperson of the Company’s Benefits Committee and Executive Sponsor for the Company’s diversity, equity, inclusion and belonging (“DEIB”) council, CBL Community.

Additional information concerning Katie A. Reinsmidt is incorporated herein by reference from the section entitled “Election of Directors – Additional Executive Officers” in the Company’s Proxy Statement for its 2023 Annual Meeting of Stockholders, filed with the SEC on April 24, 2023.

Item 7.01 Regulation FD Disclosure.

On May 11, 2023, the Company issued a press release announcing Ms. Reinsmidt’s promotion to Executive Vice President – Chief Operating Officer, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

d)
Exhibits

Exhibit Number	Description
99.1	Press Release – CBL Properties Names Katie Reinsmidt COO and Announces Other Key Executive Promotions.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

Date:	May 11, 2023	By:	/s/ Jeffery V. Curry
Jeffery V. Curry Chief Legal Officer and Secretary